Exhibit 99.6

EXHIBIT 6

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of this 12th day of March, 2014, by and between Stilwell Value Partners II, L. P., Stilwell Value Partners VII, L. P., Stilwell Activist Fund, L.P. and Stilwell Activist Investments, L.P. (together, the “Stilwell Investment Funds”), their General Partner, Stilwell Value LLC (“Stilwell Value”), Stilwell Partners, L.P. (“Stilwell Partners” and collectively with the Stilwell Investment Funds, the “Stilwell Funds”), and its General Partner, Joseph Stilwell (“Stilwell” and collectively with the Stilwell Funds and Stilwell Value, “The Stilwell Group”), having their principal place of business at 111 Broadway, 12th Floor, New York, NY 10006, and Robert M. Bolton, an individual doing business at 2507 Browncroft Blvd., Suite 102, Rochester, NY 14625 (the “Optionee”).

WHEREAS, The Stilwell Group beneficially owns shares of the common stock, par value $.01 per share, of Naugatuck Valley Financial Corporation (the “Common Stock”), a Maryland corporation (“NVSL”);

WHEREAS, The Stilwell Group and NVSL have entered into a Standstill Agreement dated March 12, 2014, pursuant to which The Stilwell Group has agreed not to solicit proxies for any nominee for election to the NVSL Board of Directors (the “Board”) at the NVSL 2014 annual stockholder meeting (the “Annual Meeting”), and NVSL has agreed to appoint the Optionee a director to the Board upon the Optionee's receipt of all necessary regulatory approvals; and

WHEREAS, in consideration of the Optionee's agreement to serve on the Board, The Stilwell Group considers it desirable and in its best interest for the Optionee to be granted the option to purchase up to an aggregate of Fifty Thousand (50,000) shares of the Common Stock owned by the Stilwell Funds (the “Option Shares”) from the Stilwell Funds, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Option. The Stilwell Funds hereby grant to the Optionee the right and option (the “Option”) to purchase the Option Shares on the terms and conditions set forth herein. The Option shall vest and become exercisable as set forth in Section 4.

2. Purchase Price. The purchase price per share of the Option Shares covered by the Option shall be equal to $7.11 per Option Share (subject to adjustment as provided in Section 8 below) (the “Purchase Price”).

3. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

(a) “Change-in-Control” means the occurrence of any of the following:

(i)	the sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of NVSL and its subsidiaries taken as a whole to any person or entity; or

(ii)	NVSL consolidates with, or merges with or into, any entity pursuant to a transaction in which the Common Stock is converted into or exchanged for cash or for shares of common stock of the acquiring entity or its parent; provided that such stock is listed on the New York Stock Exchange, the highest tier of The Nasdaq Stock Market, or a United States national securities exchange of comparable stature.

(b) “Transaction Date” means the date on which a transaction resulting in a Change-in-Control has been consummated.

(c) “Transaction Price” means the value in dollars received by stockholders of NVSL with respect to each share of Common Stock in connection with any transaction resulting in a Change-in-Control.

4.	Vesting and Exercisability of the Option. The Option shall vest and become exercisable as follows:

(a) Provided that the Optionee attends the Annual Meeting, the Option shall vest on the date that the Optionee is officially seated on the Board.

(b) The Option, if vested pursuant to Section 4(a), shall become exercisable on the Transaction Date, if not theretofore terminated or expired, and remain exercisable until ten business days following the Transaction Date.

5.	Method of Exercising Option.

(a) The Optionee may exercise the Option (to the extent that it is exercisable in accordance with its terms) by giving written notice to The Stilwell Group accompanied by payment (if applicable) of the full Purchase Price for the Option Shares being purchased. The notice of exercise, accompanied by such payment (if applicable), shall be delivered to The Stilwell Group at its principal business office. The date on which the notice is given to The Stilwell Group is hereinafter referred to as the “Date of Exercise.” In no event may the Option granted hereunder be exercised for a fraction of an Option Share.

(b) The Optionee may pay the Purchase Price in one of the following manners:

(i) Cash Exercise. The Optionee shall deliver the Purchase Price to The Stilwell Group by certified check or bank check or wire transfer of immediately available funds; or

(ii) Cashless Exercise. The Optionee shall surrender the Option to The Stilwell Group together with a written notice of cashless exercise in which event The Stilwell Group shall issue to the Optionee the number of Option Shares (or shares of another entity into or for which the Option Shares have been converted or exchanged) determined as follows:

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X = (Y* (A-B))/A

where:

X = the number of Option Shares to be issued to the Optionee;

Y = the number of Option Shares with respect to which this Option is being exercised;

A = the Transaction Price.

B = the Purchase Price (as adjusted to the date of such calculation).

(c) As soon as practicable after receipt by The Stilwell Group of a notice of exercise and of payment in full of the Purchase Price of all the Option Shares with respect to which the Option has been exercised, the Stilwell Funds shall transfer the Option Shares (or shares of another entity into or for which the Option Shares have been converted or exchanged) being purchased to the Optionee.

(d) Notwithstanding Section 5(b) and (c) above, if (i) the Transaction Price is to be paid in cash pursuant to the terms of the Change-in-Control transaction or (ii) the parties mutually agree, upon receipt of Optionee's written notice of exercise, and without payment in full of the Purchase Price of the Option Shares with respect to which the notice of exercise relates, the Stilwell Funds shall pay to Optionee an amount in cash equal to the excess of the Transaction Price over the Purchase Price multiplied by the number of Option Shares.

6.	Expiration of Option. Unless otherwise mutually agreed in writing, the Option will expire as follows:

(a) The Option will expire with respect to Twenty-Five Thousand (25,000) Option Shares on the date which is 18 months after the Optionee is seated on the Board.

(b) The Option will expire with respect to the remaining Twenty-Five Thousand (25,000) Option Shares on the date which is two years after the Optionee is seated on the Board.

7. Termination of Option. Except as otherwise stated herein, the Option, to the extent not theretofore exercised or expired, shall terminate on the first to occur of the following events, unless The Stilwell Group otherwise elects in writing:

(a) In the event of Optionee’s withdrawal from consideration to be seated on the Board prior to NVSL’s receipt of all necessary regulatory approvals;

(b) In the event of Optionee becoming ineligible to be seated on the Board for any reason; or

(c) In the event of Optionee’s resignation or removal from the Board.

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8.	Adjustments. If prior to the exercise of the Option NVSL shall have effected one or more stock splits, reverse stock splits, stock dividends, stock combinations, reclassifications, recapitalizations or similar events, the number of Option Shares subject to this Option and the Purchase Price shall be equitably adjusted as determined by The Stilwell Group in good faith. The Stilwell Group shall give notice of each adjustment or readjustment of the Purchase Price or the number of Option Shares to the Optionee. If prior to the exercise of the Option, the Optionee is granted any options or restricted shares by NVSL, the number of Options hereunder shall be reduced by one Option Share for every two option shares granted by NVSL to Optionee and by one Option Share for every two restricted shares granted by NVSL to Optionee.

9.	Restrictions. The holder of this Option, by acceptance hereof, represents, warrants and covenants that this Option and the right to purchase the Option Shares is personal to the holder and shall not be transferred to any other person, other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may, at any time and from time to time, transfer his rights under this Option and the right to purchase the Option Shares in accordance with the terms of this Agreement to his spouse or children, or to a trust created by the Optionee for the benefit of the Optionee or his immediate family or to a corporation or other entity controlled by the Optionee and in which the Optionee or members of his immediate family beneficially own all of the economic interests.

10.	No Rights as Optionee. Nothing contained herein shall be construed to confer upon the Optionee any right to be nominated by The Stilwell Group for election to the Board or any right to be appointed to the Board without receipt of all necessary regulatory approvals.

11.	Withholding. In the event that the Optionee elects to exercise the Option, and if the Stilwell Funds shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the issuance of Option Shares to the Optionee pursuant to the Option, the Stilwell Funds shall be entitled to deduct and withhold such amounts from any payments to be made to the Optionee. In any event, the Optionee shall make available to the Stilwell Funds promptly when requested by the Stilwell Funds sufficient funds to meet the requirements of such withholding and the Stilwell Funds shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Stilwell Funds out of any funds or property due or to become due to the Optionee. Notwithstanding the foregoing, the Optionee may request the Stilwell Funds not to withhold any or all of the amounts otherwise required to be withheld; provided that the Optionee provides the Stilwell Funds with sufficient documentation as may be required by federal, state or local tax laws, rules or regulations supporting his request that such amount is not required to be withheld, in which case the Stilwell Funds may, in its reasonable discretion, reduce such withholding amounts to the extent permitted by applicable laws, rules and regulations.

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12.	Validity and Construction. This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

13.	Amendment. This Agreement may be amended only in writing signed on behalf of The Stilwell Group and the Optionee.

14.	Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows: if to The Stilwell Group, at its business office address set forth at the beginning of this Agreement, Attention: Mr. Joseph Stilwell, or at such other address as The Stilwell Group by notice to the Optionee may designate in writing from time to time; and if to the Optionee, at his address set forth at the beginning of this Agreement, or at such other address as the Optionee by notice to The Stilwell Group may designate in writing from time to time. Notices shall be effective upon receipt.

15.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

16.     Reservation and Ownership of Option Shares. At all times during the period the Option is exercisable the Stilwell Funds shall own and make available for transfer on exercise of the Option a number of shares of Common Stock necessary to satisfy their obligations under the terms of this Agreement; provided that Stilwell or Stilwell Value, in their sole discretion, may instead cause an affiliate of the Stilwell Funds to agree to satisfy the Stilwell Funds’ obligations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

STILWELL VALUE LLC

/s/ Joseph Stilwell
Joseph Stilwell, on behalf of The Stilwell Group

/s/ Robert M. Bolton
Robert M. Bolton, Optionee

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